Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Centene Corporation:

We consent to the incorporation by reference in the registration statements on Form S‑8 (Nos. 333-210376, 333‑197737, 333‑180976, 333-108467, 333‑90976, and 333‑83190) and in the registration statements on Form S‑3 (Nos. 333-197213, 333-196037, 333-193205, 333-187741, and 333‑209252) of Centene Corporation of our reports, dated February 20, 2017, with respect to the consolidated balance sheets of Centene Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive earnings, stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of Centene Corporation.
/s/ KPMG LLP

St. Louis, Missouri
February 20, 2017